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                                                                     EXHIBIT 11


                               GALILEO CORPORATION
                        CALCULATION OF EARNINGS PER SHARE


                                                           Three Months Ended
                                                               December 31,
                                                          1996             1995
                                                      ---------------------------
Primary
  Average shares outstanding                            6,836,453      6,763,573

  Net effect of dilutive stock options - based
  on the treasury stock method using
  average market price                                         --        101,723
                                                      -----------     ----------

Total                                                   6,836,453      6,865,296
                                                      ===========     ==========

Net income (loss)                                     $(1,166,000)    $1,524,000


Per share amount                                      $      (.17)    $      .22


Fully Diluted
  Average shares outstanding                            6,836,453      6,763,573

  Net effect of dilutive stock options - based
  on the treasury stock method using the
  quarter-end market price, if higher than
  average market price                                         --        110,009
                                                      -----------     ----------
Total                                                   6,836,453      6,873,582
                                                      ===========     ==========

Net income (loss)                                     $(1,166,000)    $1,524,000


Per share amount                                      $      (.17)    $      .22


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